EXHIBIT 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.
ANNOUNCES ASSET PURCHASE AGREEMENT AND UPDATE ON
OIL AND GAS MARKET

Company Purchases Nineteen EcaFlo™ Machines and Excelyte® Trademark from Benchmark
Performance Group as Part of Continued Expansion into Oil and Gas Market

LITTLE RIVER, S.C., June 18, 2013 – Integrated Environmental Technologies, Ltd. (“IET” or the “Company”) (OTC Bulletin Board: IEVM), today announced that it entered into an Asset Purchase Agreement with Benchmark Performance Group, Inc. (“Benchmark”) to purchase nineteen EcaFlo™ machines owned by Benchmark as well as the rights to the Excelyte® trademark and certain other intangible assets.  The Company acquired the EcaFlo™ machines in order to support the anticipated customer demand for Excelyte™ in the oil and gas market.  The Company believes that Excelyte™ is both an effective and an environmentally responsible biocide to treat production water generated by oil and gas wells and to treat the amount of bacteria and hydrogen sulfide present in production wells.  The Company is currently working with five customers to develop the appropriate treatment protocol in order to eliminate bacteria and hydrogen sulfide present in the produced water and in production wells.

The purchase price for the nineteen EcaFlo™ machines, the Excelyte® trademark and other intangible assets is $190,000.  The Company paid $38,000 in conjunction with the closing of the asset purchase and has issued a promissory note with a principal balance of $152,000.  The promissory note bears interest at a rate of 7% per annum and requires the Company to make twenty-four monthly payments of $6,805 commencing August 1, 2013.  The promissory note is secured by the nineteen EcaFlo™ machines.

David LaVance, Chairman, President and Chief Executive Officer of the Company, commented that “Oil and gas drilling requires millions of gallons of water.  There is a shortage of fresh water in most areas where oil and gas drilling occurs.  With bacteria cross contamination that occurs between oil and gas fields and the increase in hydrogen sulfide levels at many drilling sites, producers are looking to reclaim disposed production water for reuse.  Excelyte® is the ideal biocide to meet these needs of producers – it is effective, cost beneficial and environmentally friendly.  The acquisition of these EcaFlo™ machines will provide us with the ability to meet our anticipated customer demands for Excelyte®.”

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd., is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc.  The Company sells anolyte disinfecting solution under the EcaFlo™ and Excelyte® brand names and sells a cleaning solution under the Catholyte Zero™ brand name.  Both solutions are produced by the Company’s proprietary EcaFlo™ equipment which utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting.  EcaFlo™ Anolyte and Excelyte® solutions are EPA-registered hard surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling.   The Company believes that it is the only manufacturer of anolyte disinfecting solution with an EPA-approved label that includes kill claims for the two most common types of CRE’s, carbapenemase (KPC) and New Delhi Metallo-Beta Lactamase (NDM), as well as C. diff spores, Tuberculosis and HIV.  The products can be used safely anywhere there is a need to control bacteria and viruses.  Catholyte Zero™ solutions are an environmentally friendly cleanser and degreaser for janitorial, sanitation and food processing uses.  The Company is currently focused on selling its anolyte solutions to agriculture and dairy farmers, oil and gas production companies and healthcare facilities.  To learn more about Integrated Environmental Technologies, Ltd. and I.E.T., Inc., please visit our websites at www.ietltd.net  (investor relations) and www.ietecaflo.com (product information).

Forward-Looking Statements

Statements about the Company's future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results.  Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the Company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the Company to successfully develop or acquire products and form new business relationships.  Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies, Ltd.
Thomas S. Gifford
Executive Vice President and Chief Financial Officer
Tel.:  (732) 820-1415